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                                                                       EXHIBIT 2



                               PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement"), dated as of the 28th day of August, 2001, by and among The Dial Corporation, a Delaware corporation ("Dial"), SMILLC Holding Co., Inc., a Delaware corporation ("Holdco" and together with Dial, "Sellers") and FASMA, LLC, a Delaware limited liability company ("Purchaser").


                              W I T N E S S E T H :
                              --------------------

     WHEREAS, Dial owns all the issued and outstanding shares of capital stock of Sarah Michaels, Inc., a Delaware corporation (the "Company");

     WHEREAS, Dial owns all the issued and outstanding shares of capital stock of Holdco;

     WHEREAS, the Company owns eighty percent (80%) of the issued and outstanding membership interests of Sarah Michaels, LLC, a Delaware limited liability company (the "Subsidiary"), and Holdco owns twenty percent (20%) of the issued and outstanding membership interests of the Subsidiary;

     WHEREAS, Dial desires to sell all of the shares of capital stock of the Company (the "Company Shares") owned by it to the Purchaser, and the Purchaser desires to purchase such Company Shares from Dial, on the terms and subject to the conditions herein;

     WHEREAS, Holdco desires to sell all of the membership interests of the Subsidiary (the "Subsidiary Units") owned by it to the Purchaser, and the Purchaser desires to purchase such Subsidiary Units from Holdco, on the terms and subject to the conditions herein;

     WHEREAS, pursuant to the Reorganization (as defined herein), prior to or at the
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Closing (as defined herein), the Subsidiary will transfer to the Company and
Holdco the Sarah Michaels IP Assets (as defined herein) and the Sarah Michaels Intangibles (as defined herein) (collectively, the "Sarah Michaels IP Assets and Intangibles"), and the Company and Holdco will transfer the Sarah Michaels IP Assets and Intangibles to Dial;

     WHEREAS, pursuant to the Reorganization, prior to or at the Closing, the Company will transfer the Inventory (as defined herein) to Dial;

     WHEREAS, Dial owns all of the issued and outstanding shares of capital stock of The Freeman Cosmetic Corporation, a California corporation ("Freeman");

     WHEREAS, Freeman has transferred the Freeman Intellectual Property (as defined herein) to Dial;

     WHEREAS, Freeman has transferred all of its accounts receivable, accounts payable and other indebtedness for borrowed money to Dial and all of its inventory to the Company, and the Company operates the Freeman Business (as defined herein);

     WHEREAS, Dial desires to sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from Dial, (i) all of the Freeman Intellectual Property, the Sarah Michaels IP Assets and Intangibles and the Contracts (as defined herein) (collectively, the "Assets") except for the Excluded Assets (as defined herein) and (ii) the Inventory, on the terms and subject to the conditions herein; and

     WHEREAS, pursuant to the Reorganization, prior to or at the Closing, the Company and the Subsidiary will transfer to Dial all of the Accounts Receivable (as defined herein), all of the Accounts Payable (as defined herein) (except for the SMI Payable, as defined herein) and all of the Indebtedness for Borrowed Money (as defined herein), all of which Dial shall retain after the Closing.


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     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                    ARTICLE I


            DEFINITIONS; PURCHASE PRICE; EXCHANGE OF OTHER DOCUMENTS

     1.01 Defined Terms.

         (a) For purposes of this Agreement, capitalized terms, not otherwise defined herein, shall have the following meanings:

         "Accounts Payable" shall mean the accounts or notes payable of the Company and/or the Subsidiary (including intercompany accounts and notes payable (except for the SMI Payable) and accounts or notes payable of the Freeman Business) arising out of all transactions prior to the Closing Date, all of which have been or shall be transferred to Dial pursuant to the Reorganization, and all of which Dial shall be responsible for paying after the Closing.

         "Accounts Receivable" shall mean the accounts or notes receivable of the Company and/or the Subsidiary (including intercompany accounts and notes receivable (except for the SMI Payable) and accounts or notes receivable of the Freeman Business) arising out of all transactions prior to the Closing Date, all of which have been or shall be transferred to Dial pursuant to the Reorganization, and all of which Dial shall retain after the Closing.

         "Allentown Lease" shall mean the Master Lease, dated May 23, 1997, between Dial and Liberty Property Limited Partnership.


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         "Code" shall mean the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

         "Contracts" shall mean the agreements related exclusively to the Sarah Michaels Business and/or the Freeman Business listed on Schedule 1.01(a)(i) hereto between Dial or Freeman and the parties listed on such schedule.

         "Dedham Lease" shall mean the Lease Agreement, dated December 22, 1997, between the Subsidiary and Wellington Place Associates, LLC, as assigned by Wellington to RSI-Newbury, LLC and Frossman 480 Sprague Street, LLC on November 16, 1999.

         "Employee" shall mean each employee, officer or director of the Company or the Subsidiary.

         "Environmental Law" shall mean any applicable federal, state or local law pertaining to the protection of natural resources or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

         "Excluded Assets" shall mean the Assets listed on Schedule 1.01(a)(ii).


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         "Expenses" shall mean any and all judgments, damages of every kind and nature, assessments, fines, interest, penalties, deficiencies, costs and expenses which are incident to, or incurred as a result of, a legal proceeding and the fees and expenses of attorneys, accountants or experts engaged by the Indemnifying Party (as defined in Article X) in any legal proceeding.

         "Freeman Business" shall mean the manufacture, sale and marketing of bath, body, hair, skin and foot care products under the Freeman name as conducted on the date hereof.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

         "Governmental Entity" shall mean any foreign or domestic (federal, state or local) government, governmental instrumentality or governmental or other regulatory or administrative authority, agency, commission or court of competent jurisdiction.

         "Hazardous Material" shall mean any substance, material or waste which is regulated pursuant to any applicable Environmental Law, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

         "Holbrook Lease" shall mean the Lease dated May 22, 1997 between Riverside Properties, Inc. and the Subsidiary on 71,889 square feet of the 147,885 square foot business center located at 9-11 Mear Road, Holbrook, Massachusetts.

         "Income Tax" or "Income Taxes" shall mean any and all federal, state and local income or franchise Taxes and any and all foreign income Taxes.


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         "Indebtedness for Borrowed Money" shall mean the principal of, interest on, and all fees, expenses and other obligations of the Company or the Subsidiary in connection with, all loans under any agreement between the Company or the Subsidiary (including agreements of the Freeman Business which were or are transferred to the Company) and a bank or other lending institution or other third party (excluding the SMI Payable), all as outstanding, accrued, owed or for which the Company or the Subsidiary is liable on the Closing Date, all of which has been or shall be transferred to Dial pursuant to the Reorganization. Indebtedness for Borrowed Money shall not include letter of credit reimbursement obligations unless such letters of credit have been drawn against by the beneficiaries thereof.

         "Independent Accountant" shall mean Deloitte & Touche.

         "Intellectual Property" shall mean any and all patents, registered trade names, registered trademarks, registered service marks, registered copyrights, logos and registered domain names, and applications to register any of the foregoing, as well as licenses or sublicenses with respect thereto, all of the software listed on Schedule 2.08(a), trade secrets, know-how, methods of doing business, formulas, and other similar items of intellectual property, in each case to the extent used exclusively in the Sarah Michaels Business and/or the Freeman Business. Notwithstanding the foregoing, "Intellectual Property" shall not include any name or logo of Sellers or their Affiliates (other than those used primarily by Freeman, the Company or the Subsidiary) or any variant or derivative thereof, including without limitation "Dial", whether or not such logo, name, variant or derivative was used by the Sarah Michaels Business or the Freeman Business.

         "International Inventory" shall mean all raw material, physical packaging materials, components, work-in-process and finished product inventory of the Sarah Michaels Business or the Freeman Business existing as of the Closing Date at (i) Dial's Mexico City, Mexico facility; (ii) Dial's distributors' facilities in Puerto Rico, (iii) Dial's distribution centers

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in Canada and (iv) Dial's Compton, California facility (solely, in the case of clause (iv), relating to purchase commitments from Beaucos/ Mandam).

         "Inventory" shall mean all raw material, physical packaging materials, components, work-in-process and finished product inventory of the Freeman Business and the Sarah Michaels Business (which will be transferred to Dial pursuant to the Reorganization) and the International Inventory existing as of the Closing Date.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" shall mean, with respect to Dial, the actual knowledge of Mark R. Shook, Mark L. Whitehouse, David M. Riddiford and Christopher J. Littlefield.

         "Law" shall mean any foreign or domestic (federal, state or local) law, statute, ordinance, rule or regulation or body of law or Order.

         "Liabilities" shall mean any and all debts, indebtedness, claims, judgments, damages, losses, liabilities or other obligations (whether due or payable, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated), including, without limitation, Expenses and any Liabilities for Taxes.

         "Litigation" shall mean any notice, action, suit, proceeding, mediation, arbitration, audit or hearing by or before any Governmental Entity or private mediation or arbitration tribunal.

         "Material Adverse Effect" shall mean a material adverse effect on the business or financial condition, assets or Liabilities of the Company, the Subsidiary, the Sarah Michaels Business and the Freeman Business, taken as a whole (other than changes or circumstances (i) resulting directly or indirectly from the execution of this Agreement or consummation of the transactions contemplated by this Agreement or (ii) affecting general

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market conditions or which are generally applicable to the industries in which the Company, the Subsidiary, the Sarah Michaels Business and/or the Freeman Business engages).

         "Order" shall mean any judgment, order, injunction, ruling, decree, stipulation or award of any Governmental Entity or private mediation or arbitration tribunal.

         "Person" shall mean any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization, or any other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

         "Post-Closing Period" shall mean all periods or portions of periods beginning after the Closing Date.

         "Pre-Closing Period" shall mean all periods or portions of periods ending on or before the Closing Date.

         "Release" shall mean any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

         "Reorganization" shall mean the transactions consummated pursuant to the terms of the documents attached as an exhibit to Schedule 1.01(a)(iii).

         "Sarah Michaels Business" shall mean the manufacture, sale and marketing of bath and body, home and fragrance, aromatherapy and gift products under the name Sarah Michaels as conducted on the date hereof.


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         "Sarah Michaels IP Assets" shall mean the assets used exclusively in the Sarah Michaels Business set forth on Schedule 1.01(a)(iv) hereto.

         "Sarah Michaels Intangibles" shall mean the Subsidiary Intellectual Property (as defined herein), goodwill and all other intangible assets used exclusively in the Sarah Michaels Business set forth on Schedule 1.01(a)(v) hereto, all of which shall be transferred to Dial pursuant to the Reorganization.

         "SMI Payable" shall mean the intercompany account payable of the Company in the principal amount of $10,000 payable to the Subsidiary.

         "Subsidiary Intellectual Property" shall mean the Sarah Michaels Intellectual Property (as defined in Section 2.08(a)) used exclusively by the Subsidiary in connection with its business as presently conducted.

         "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, including any interest, penalty or addition thereto.

         "Tax Returns" shall mean all reports, elections, declarations, claims for refund, estimates, information statements and returns (including any schedules and attachments thereto) relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority.


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         "Transferred Massachusetts Employees" shall mean the Employees listed on Schedule 1.01(vi) hereof.

         (b) The following terms shall have the meanings defined for such terms in the sections set forth below:

                    "AAA"......................................11.11(b)
                    "Agreement"................................Preamble
                    "Amenities Products".......................5.05
                    "Arbitrators"..............................11.11(b)
                    "Assets"...................................Preamble
                    "Basket"...................................10.03(a)
                    "Books and Records"........................5.06(a)
                    "Cap"......................................10.03(a)
                    "Claim"....................................10.04(a)
                    "Closing"..................................1.05
                    "Closing Date".............................1.05
                    "COBRA"....................................4.05
                    "Common Stock".............................2.02
                    "Company"..................................Preamble
                    "Company Shares"...........................Preamble
                    "Confidentiality Agreement"................11.13
                    "Contest"..................................9.05(b)
                    "Controversies"............................11.11(a)
                    "December Note"............................1.03(e)
                    "Deductions"...............................1.06
                    "Dial".....................................Preamble
                    "Disclosure Schedules".....................Article II
                    "Encumbrance"..............................2.03
                    "Freeman"..................................Preamble
                    "Freeman Intellectual Property"............2.16(a)
                    "Holdco"...................................Preamble
                    "Indemnified Party"........................10.04(a)
                    "Indemnifying Party".......................10.04(a)
                    "Inventory Calculation"....................1.04(b)
                    "Inventory Value"..........................1.04(a)
                    "January Note".............................1.03(e)
                    "Material".................................2.07
                    "Minimum Inventory Value"..................1.04(d)
                    "Notice of Claim"..........................10.04(a)
                    "Permitted Encumbrances"...................2.07
                    "Preferred Stock"..........................2.02

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                    "Purchase Price"...........................1.02
                    "Purchaser"................................Preamble
                    "Purchaser's Taxes"........................9.01(b)
                    "Retained Employees".......................5.02
                    "Sarah Michaels IP Assets and Intangibles".Preamble
                    "Sarah Michaels Intellectual Property" ....2.08(a)
                    "Sellers"..................................Preamble
                    "Straddle Return"..........................9.03(c)
                    "Subsidiary"...............................Preamble
                    "Subsidiary Units".........................Preamble
                    "Valuation Principles".....................1.04(a)

         (c) Plurals, Etc. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context otherwise requires. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context otherwise requires.

     1.02 Purchase Price. The purchase price ("Purchase Price") in connection with the consummation of the transactions described in Section 1.03 hereof shall be the sum of: (i) $8.0 million ($8,000,000) in cash, (ii) $2.0 million ($2,000,000) in the form of the December Note (as defined below) and (iii) $2.0 million ($2,000,000) in the form of the January Note (as defined below), as adjusted pursuant to Section 1.04. The Purchase Price shall be allocated as set forth on Schedule 1.02 hereto.

     1.03 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the following transactions will take place simultaneously:

         (a) Dial shall deliver to the Purchaser stock certificates representing the Company Shares, free and clear of all Encumbrances other than Encumbrances created by the Purchaser, accompanied by stock assignments separate from such certificates duly executed, in blank, by Dial.


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         (b) Holdco shall deliver to the Purchaser documents evidencing transfer of the Subsidiary Units to the Purchaser, free and clear of all Encumbrances other than Encumbrances created by the Purchaser.

         (c) Dial shall sell, convey, transfer, assign and deliver to the Purchaser all of Dial's right, title and interest in and to the Assets and the Inventory, accompanied by any necessary bills of sale, assignment agreements or other instruments of transfer reasonably requested by Purchaser.

         (d) Subject to Section 1.06, (i) the Sellers shall retain and be responsible for all Expenses and Liabilities (including Indebtedness for Borrowed Money and Accounts Payable other than the SMI Payable) relating to the Freeman Business and the Sarah Michaels Business arising from the conduct of the Freeman Business and the Sarah Michaels Business on or prior to the Closing Date and (ii) the Purchaser shall assume and be responsible for the SMI Payable and all Liabilities and Expenses relating to the Freeman Business and the Sarah Michaels Business arising from the conduct of the Freeman Business and the Sarah Michaels Business after the Closing Date including, without limitation, any orders placed with suppliers set forth on Schedule 1.03(d) but not satisfied prior to the Closing Date.

         (e) The Purchaser shall deliver to the Sellers (i) by wire transfer of immediately available funds to an account or accounts designated by Sellers, cash in an aggregate amount equal to $8.0 million ($8,000,000) of the Purchase Price, (ii) a promissory note from the Purchaser to Dial, in a form reasonably acceptable to Dial, in the principal amount of $2.0 million ($2,000,000), bearing interest at the rate of 10% per annum, due and payable in full on December 28, 2001 (the "December Note") and (iii) a promissory note from the Purchaser to Dial, in a form reasonably acceptable to Dial, in the principal amount of $2.0 million ($2,000,000), bearing interest at the rate of 10% per annum, due and payable in full on January 25, 2002 (the "January Note").


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         (f) The Sellers, on the one hand, and the Purchaser, on the other hand, shall make all deliveries required to be made by such party or parties pursuant to this Agreement.

     1.04 Inventory Adjustment.

         (a) For purposes of this Agreement, the term "Inventory Value" shall be determined in accordance with GAAP applied on a consistent basis with the accounting principles and methodologies historically used by the Sellers, which were used to prepare the statement of product contribution set forth on Schedule
2.06 (the "Valuation Principles"), determined as if the Closing Date were the Company's normal year end.

         (b) Sellers and Purchaser have jointly conducted a physical count of the Inventory as of the Closing Date pursuant to the procedures set forth on
Exhibit 1.04(b) hereto. Such physical count was observed by the Independent Accountant. All fees and expenses of the Independent Accountant incurred in this capacity shall be billed to and shared equally by the Sellers and Purchaser. Such physical inventory count occurred on August 25, 2001, August 26, 2001 and August 27, 2001. Within five business days following the physical count, the Sellers shall calculate in good faith and in accordance with the Valuation Principles the Inventory Value for the Inventory as of the Closing Date and deliver a certificate indicating such Inventory Value to the Purchaser (the "Inventory Calculation"). For purposes of the Inventory Calculation, Inventory in transit on the Closing Date shall not be included in the calculation of Inventory Value. Purchaser shall pay Sellers, at Sellers' cost, for any such Inventory in transit on the Closing Date. Sellers shall deliver such Inventory to Purchaser upon receipt of payment from Purchaser.

         (c) If the Purchaser disagrees in good faith with the Inventory Calculation, the Purchaser shall provide a detailed objection to the Sellers in writing within ten (10) business days after receipt of notice from Sellers of the Inventory Calculation, and the

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parties shall in good faith attempt to consensually resolve any differences they may have regarding the Inventory Calculation. If the Purchaser does not deliver a notice of objection within ten (10) business days of receipt of such notice from Sellers, the Inventory Calculation provided by the Sellers in the certificate delivered to the Purchaser at least one day prior to the Closing
Date pursuant to Section 1.04(b) shall be binding and nonappealable on the Sellers and the Purchaser. If the Sellers and the Purchaser are unable to resolve their differences within ten (10) business days following the Purchaser's delivery of notice of its objections pursuant to the preceding sentence, the parties shall engage the services of the Independent Accountant to determine the Inventory Calculation within thirty (30) days after such engagement. As part of this process, the parties shall submit a statement of their differences together with copies of their Inventory Calculations to the Independent Accountant. The Independent Accountant's determination of the Inventory Calculation shall be binding upon the parties and nonappealable. All fees and expenses of the Independent Accountant incurred in this capacity shall be billed to and shared by the Sellers, on the one hand, and the Purchaser, on the other hand, equally.

         (d) In the event that the Inventory Calculation for the Inventory shall be less than $24.0 million ($24,000,000) (the "Minimum Inventory Value"), the Sellers shall pay to the Purchaser the shortfall. In the event that the Inventory Calculation for the Inventory shall be more than the Minimum Inventory Value, the Purchaser shall retain the excess Inventory without further payment to the Sellers for such excess. In the event of a shortfall, (i) any amounts owed by the Sellers to the Purchaser as a result of the Sellers' Inventory Calculation delivered pursuant to Section 1.04(b) shall be delivered to Purchaser within two (2) business days of delivery by Sellers of such notice of Inventory Calculation, and (ii) any amounts owed by the Sellers to the Purchaser as a result of the determination of the Inventory Calculation pursuant to
Section 1.04(c) (whether through negotiations between the Sellers and the Purchaser or through a determination of the Independent Accountant) shall be made within two (2) business days of such determination. Any amounts owed pursuant to clause (ii) of the immediately preceding sentence

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shall be reduced by the amount of any deduction to the Purchase Price pursuant to clause (i) of the immediately preceding sentence.

         (e) Amounts payable pursuant to this Section 1.04 shall be treated as an adjustment to the Purchase Price for all purposes.

     1.05 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, 350 South Grand Avenue, 32nd Floor, Los Angeles, California 90071 at 10:00 A.M. California time, on August 28, 2001, or at such other place or at such other time or on such other date as the Sellers and the Purchaser mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     1.06 Returns and Deductions. The Sellers shall bear the costs of (i) all returns of products of the Freeman Business and the Sarah Michaels Business during the 45-day period immediately following the Closing Date, (ii) all deductions ("Deductions") made by retailers during the 45-day period immediately following the Closing Date with respect to the Freeman Business and the Sarah Michaels Business arising from events occurring prior to the Closing Date and
(iii) all deductions referenced on Schedule 1.06 hereto. In the event that it is unclear as to whether a deduction by a retailer should be allocated as a Deduction, the Purchaser shall (1) first consult with the Sellers and obtain their comments and input as to whether such deduction is a Deduction and (2) after having obtained the Sellers' comments and input, allocate the Deduction in a good faith manner, taking into account all reasonable comments and input of the Sellers. The Purchaser may also, at the request of the Sellers, contact the retailer taking a deduction to obtain its comments and input. The parties acknowledge and agree that any disputes arising out of this Section 1.06 shall be resolved in accordance with the arbitration provisions of Section 11.11 of this Agreement. Except as specifically set forth in this Section

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1.06, Purchaser shall bear all Liabilities and Expenses for all deductions and returns of the Freeman Business and the Sarah Michaels Business occurring after the Closing Date.

     1.07 Further Assurances. After the Closing Date, the Sellers and the Purchaser shall cooperate to direct (i) to Sellers any customer inquiry regarding a Liability or Expense retained or assumed by the Sellers under this Agreement and (ii) to Purchaser any customer inquiry regarding a Liability or Expense retained or assumed by the Purchaser under this Agreement. The Sellers, on the one hand, and the Purchaser, on the other hand, agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other, from time to time as and when received by them and in the currency received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other party, including, without limitation, any payments of accounts receivable and insurance proceeds, and shall account to the other for all such receipts. In the event of a dispute between the parties regarding their respective obligations hereunder, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item. In addition, each party agrees to enter into such additional transfer documents as the other party shall reasonably request to further any of the transfers contemplated by this Agreement. Promptly after Closing, Dial will send the letter attached hereto as Exhibit 1.07 to the current customers of the Sarah Michaels Business and the Freeman Business.


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                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF DIAL

     Dial hereby represents and warrants to the Purchaser that as of the date of this Agreement and (unless otherwise provided herein) as of the Closing Date, except as set forth in the disclosure schedules attached hereto (the "Disclosure Schedules"):

     2.01 Title to Company Shares. Dial has, and on the Closing Date shall deliver to Purchaser, legal and beneficial ownership of, good and marketable title to, and all rights to vote all of the Company Shares, free and clear of all Encumbrances, other than those Encumbrances created by the Purchaser.

     2.02 Capitalization of the Company. The authorized capital stock of the Company consists of 880 shares of common stock, $0.01 par value per share (the "Common Stock"), and 2,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), of which 150 shares of Common Stock and 2,000 shares of Preferred Stock are issued and outstanding as of the date hereof. All of the issued and outstanding Company Shares are validly issued, fully paid and non-assessable and owned of record by Dial. There are no outstanding securities convertible into, exchangeable or exercisable for, or carrying the right to acquire, or any voting agreements or voting trusts with respect to, any equity securities of the Company, or subscriptions, warrants, options, rights or other securities arrangements or commitments obligating the Company to issue or acquire any of its equity securities or any ownership interest therein. There are no shareholder or other agreements that restrict the transfer of Company Shares.

     2.03 Subsidiaries. Other than the Subsidiary, the Company does not have any direct or indirect subsidiaries. Collectively, the Company and Holdco own all of the membership interests in the Subsidiary free and clear of any mortgage, pledge, lien, security interest or other encumbrance (each an "Encumbrance"). All of the issued and outstanding membership interests in the Subsidiary are validly issued. There are outstanding no securities convertible into, exchangeable or exercisable for, or carrying the right to acquire, or any voting agreements with respect to, any equity securities of the Subsidiary, or subscriptions, warrants, options, rights or other securities arrangements or commitments obligating the Subsidiary to issue or acquire any of its equity securities or any ownership interest therein. There are no agreements that restrict the transfer of interests.

     2.04 Organization. Each of Dial, the Company and the Subsidiary is an entity duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as it is now being conducted. Each of Dial, the Company and the Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary except where the absence of such qualification would, individually or in the aggregate, not have a Material Adverse Effect. True and complete copies of the Certificate of Incorporation, By-Laws, Certificate of Formation, Limited Liability Company Agreement or other formation documents of each of Dial, the Company and the Subsidiary have previously been made available to Purchaser.

     2.05 Power and Authority; Effect of Agreement.

         (a) Dial has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Dial of this Agreement and the consummation by Dial of the transactions contemplated hereby have been duly authorized by the Board of Directors of Dial. No other corporate action on the part of Dial or its stockholders is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Dial and, assuming the due authorization, execution and delivery by Purchaser and Holdco, constitutes a valid and binding obligation of Dial, enforceable against it in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

         (b) The execution, delivery and performance by Dial of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which Dial, the Company or the Subsidiary is subject, (ii) violate any Order applicable to Dial, the Company or the Subsidiary or (iii) conflict with or result in a breach of the provisions of, or constitute a default under, the formation documents of Dial, the Company or the Subsidiary, except in the case of clause (i) or (ii) of this Section 2.05(b), for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

     2.06 Product Contribution. Dial has delivered to Purchaser the unaudited pro forma statement of product contribution of the Freeman Business and the Sarah Michaels Business for the year ended December 31, 2000 and the six month period ended June 30, 2001, a copy of each of which is included in Schedule
2.06. Such statement of product contribution has been prepared from the books and records of the Company and the Subsidiary and from Dial's internal reporting system and present fairly, in all material respects, the product contribution of the Freeman Business and the Sarah Michaels Business for the respective periods then ended, consistently applied.

     2.07 Title to Assets. As of the date hereof, the Subsidiary or the Company has, and after the Reorganization, Dial or the Company will have, good title to or a valid leasehold or contractual right to use all of the assets and properties used exclusively in the Sarah Michaels

Business and the Freeman Business and material to the business or financial condition of the Sarah Michaels Business and the Freeman Business, taken as a whole, as presently conducted ("Material"), free and clear of Encumbrances (subject to Section 4.08), except (a) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and (b) Encumbrances that are not Material (clauses (a) and (b), collectively, "Permitted Encumbrances"). The Assets are adequate in all Material respects for the use for which such Assets are currently used or are held for use and are in good operating condition in all Material respects, normal wear and tear excepted. The Assets, together with the transition services to be provided by Sellers pursuant to Section 4.04 and the assets used by Sellers to provide such services, are sufficient to operate the Sarah Michaels Business and the Freeman Business substantially in the manner in which they are currently conducted.

     2.08 Sarah Michaels Intellectual Property.

         (a) All Intellectual Property that is being used exclusively as of the date hereof by the Company or the Subsidiary in connection with the Sarah Michaels Business and that is Material is referred to herein collectively as the "Sarah Michaels Intellectual Property". Schedule 2.08(a) lists as of the date hereof, all software used exclusively in the Sarah Michaels Business and all domain names, trademarks, patents, registrations, applications or the like relating to or embodying the Sarah Michaels Intellectual Property. Except as set forth on Schedule 2.08(a), the Subsidiary or the Company has, as of the date hereof, and after the Reorganization, Dial or the Company will have, the right to use the Sarah Michaels Intellectual Property in connection with the Sarah Michaels Business and after the Closing the Purchaser will have the right to use the Sarah Michaels Intellectual Property. The Sarah Michaels Intellectual Property will be sufficient to operate the Sarah Michaels Business substantially in the manner in which it is currently operated and, except as provided in
Schedule 2.08(a), without payment to Sellers or any third party.

         (b) Other than as set forth on Schedule 2.08(b), to the Knowledge of Dial, all items of Sarah Michaels Intellectual Property are in full force and effect and will remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.

         (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither Sellers, the Company nor the Subsidiary has received any written notice, communication or claim that any item of Sarah Michaels Intellectual Property is invalid, unregistrable or unenforceable, in whole or in part.

         (d) Other than as set forth on Schedule 2.08(d), to the Knowledge of Dial, the Sarah Michaels Intellectual Property does not infringe or violate any Intellectual Property rights of third parties except as would not, individually or in the aggregate, have a Material Adverse Effect.

     2.09 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

         (a) To the Knowledge of Dial, the operations of the Company and the Subsidiary and the Freeman Business currently are in compliance with all Environmental Laws;

         (b) The Company and the Subsidiary currently maintain in full force and effect all permits, licenses, and approvals required under applicable Environmental Laws for the operation of the Sarah Michaels Business and the Freeman Business as of the date hereof;

         (c) With the exception of the permits, licenses, and approvals referenced in Section 2.09(b), the Company and the Subsidiary are not subject to any outstanding written Orders respecting the remediation of any Hazardous Materials or any Release or threatened Release of a Hazardous Material;

         (d) None of Dial, the Company or the Subsidiary has received during the past three years any written notice alleging that the Company or the Subsidiary is in violation of any Environmental Law;

         (e) There is no suit, action or proceeding pending or threatened in writing against the Company or the Subsidiary arising under Environmental Laws;

         (f) The Purchaser acknowledges that the representations and warranties contained in this Section 2.09 are the only representations and warranties being made with respect to environmental matters or Environmental Laws, and no other representation or warranty contained in this Agreement shall apply to any environmental matter or Environmental Laws and no other representation or warranty, express or implied, is being made with respect thereto.

     2.10 Litigation. Except as set forth in Schedule 2.10, there is no Material Litigation currently pending (or threatened in writing) against the Company or the Subsidiary or involving the Company, the Subsidiary, the Sarah Michaels Business or the Freeman Business or which seeks to prevent or challenge the transactions contemplated hereby.

     2.11 Compliance with Laws. Except as set forth in Schedule 2.11, each of Dial, the Company and the Subsidiary is in compliance with all Laws in respect of the conduct of the Sarah Michaels Business and the Freeman Business, except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

     2.12 Taxes. Except as set forth on Schedule 2.12 or as would not individually or in the aggregate have a Material Adverse Effect,

         (a) All Tax Returns required to be filed with respect to the Company and the Subsidiary have been duly filed in a timely manner (taking into account all extensions of due dates) and all Taxes due with respect to such Tax Returns have been paid. The Company and the Subsidiary have furnished or made available to Purchaser complete and accurate copies of all income, franchise and gross receipt Tax Returns, and any amendments thereto, filed by the Company and the Subsidiary for the preceding three taxable years.

         (b) Except as set forth in Schedule 2.12, neither the Company nor the Subsidiary has received written notice of any audit or of any proposed deficiencies from the IRS or any other taxing authority (other than routine audits undertaken in the ordinary course). There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or the Subsidiary may be liable.

         (c) Neither the Company nor the Subsidiary will be required to include any amount in income in a period (or portion of a period) beginning after the Closing Date attributable to any adjustments required under Section 481 of the Code with respect to a period (or portion of a period) ending before the Closing Date.

         (d) No consent under Section 341(f) of the Code has been filed with respect to the Company or the Subsidiary.

     2.13 Labor and Employment Matters. The Company and the Subsidiary and Dial as its activities related to the Sarah Michaels or Freeman Businesses are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor the Subsidiary nor the Purchaser is or will be bound by any collective bargaining agreement or union contract with respect to Transferred Massachusetts Employees and no such agreement or contract is currently being negotiated by Dial or any of its affiliates. No work stoppage or labor strike against the Company or the Subsidiary or Dial to the extent that it relates to the Sarah Michaels or the Freeman Businesses by Transferred Massachusetts Employees is pending or threatened in writing, in each case that would, individually or in the aggregate, have a Material Adverse Effect.

     2.14 Inventory. The Company and/or the Subsidiary have/has good title to the Inventory, free and clear of any Encumbrances (except for Permitted Encumbrances). The Inventory has not been pledged as collateral, and is not held by the Company and/or the Subsidiary on consignment from others.

     2.15 Representations and Warranties Regarding Holdco.

         (a) Title to Subsidiary Units. Holdco has, and on the Closing Date shall deliver to Purchaser, legal and beneficial ownership of, good and marketable title to, and all rights to vote all of the Subsidiary Units owned by Holdco, free and clear of all Encumbrances, other than Encumbrances created by Purchaser.

         (b) Power and Authority; Effect of Agreement.

               (i) Holdco has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Holdco of this Agreement and the consummation by Holdco of the transactions contemplated hereby have been duly authorized by the Board of Directors of Holdco and by the sole shareholder of Holdco. No other corporate action on the part of Holdco or its stockholders is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holdco and, assuming the due authorization, execution and delivery by Purchaser and Dial, constitutes a valid and binding obligation of Holdco, enforceable against it in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

               (ii) The execution, delivery and performance by Holdco of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both,
(i) violate any provision of law, rule or regulation to which Holdco is subject,
(ii) violate any Order applicable to Holdco or (iii) conflict with or result in a breach of the provisions of, or constitute a default under, the formation documents of Holdco, except in the case of clause (i) or (ii) of this Section 2.15(b), for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

         (c) Organization. Holdco is an entity duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its businesses as it is now being conducted. Holdco is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary except where the absence of such qualification would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Certificate of Incorporation and By-Laws of Holdco have previously been made available to Purchaser.

     2.16 Freeman Intellectual Property.

         (a) All Intellectual Property that is being used exclusively as of the date hereof by Dial or Freeman in connection with the Freeman Business and that is Material is referred to herein collectively as the "Freeman Intellectual Property". Schedule 2.16(a) lists as of the date hereof, all software used exclusively in the Freeman Business and all domain names, trademarks, patents, registrations, applications or the like relating to or embodying the Freeman Intellectual Property. Except as set forth on Schedule 2.16(a), Dial has the right to use the Freeman Intellectual Property in connection with the Freeman Business and after the Closing the Purchaser will have the right to use the Freeman Intellectual Property. The Freeman Intellectual Property will be sufficient to operate the Freeman Business substantially in the manner in which it is currently operated and, except as provided in Schedule 2.16(a), without payment to Sellers or any third party.

         (b) Other than as set forth on Schedule 2.16(b), to the Knowledge of Dial, all items of Freeman Intellectual Property are in full force and effect and will remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.

         (c) Other than as set forth on Schedule 2.16(c) and except as would not have Material Adverse Effect, neither Dial nor the Freeman Business has received any written notice, communication or claim that any item of Freeman Intellectual Property is invalid, unregistrable or unenforceable, in whole or in part.

         (d) Except as set forth on Schedule 2.16(d), to the Knowledge of Dial, the Freeman Business does not infringe or violate any Intellectual Property rights of third parties except as would not, individually or in the aggregate, have a Material Adverse Effect.

     2.17 Purchase Orders. Schedule 2.17 sets forth the Sellers' purchase orders on hand for orders to be filled by the Sarah Michaels Business and the Freeman Business. Each of the purchase orders was received from a customer. To the Knowledge of Dial, the customers under the Purchase Orders intend to take delivery on the terms set forth in the Purchase Orders. Historically, annualized deductions for unsaleables and returns have approximated 9% of the annual gross sales of the Sarah Michaels Business and Freeman Business. Notwithstanding the foregoing, nothing in this Section 2.17 shall be deemed or construed to be (a) a guarantee of the Purchase Orders or (b) a representation, warranty or guarantee that deductions and products returns experienced after the Closing Date will be consistent with the Sellers' historical experience, particularly in light of the transactions contemplated by this Agreement.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers that, except as set forth in the Disclosure Schedules as of the date of this Agreement and (unless otherwise provided herein) as of the Closing Date:

     3.01 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite limited liability company power and authority to carry on its business as it is now being conducted.

     3.02 Power and Authority; Effect of Agreement.

         (a) The Purchaser has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other limited liability company action on the part of Purchaser or any of its members or affiliates is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery thereof by the Sellers, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except to the extent that such enforceability
(i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
(ii) is subject to general principles of equity.

                  (b) The execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Purchaser is subject, (ii) violate any Order applicable to the Purchaser or any of its subsidiaries, or (iii) conflict with or result in a breach of the provisions of, or constitute a default under (A) the Certificate of Formation or the Limited Liability Company Agreement of the Purchaser, or (B) any agreements reflecting obligations of the Purchaser for borrowed money, except, in the case of clause (i), (ii), or (iii) (B) of this Section 3.02, for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

     3.03 Litigation. There is no Litigation pending or threatened in writing against Purchaser or any of its subsidiaries, (i) with respect to which there is a reasonable likelihood of a determination which would, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither the Purchaser nor any of its subsidiaries is subject to any outstanding Orders which, individually or in the aggregate, would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

     3.04 Availability of Funds. The Purchaser has available sufficient funds to enable it to consummate the transactions contemplated by this Agreement including, without limitation, payment of the Purchase Price.

     3.05 Disclaimer. Purchaser acknowledges that, except as specifically set forth in this Agreement, the Freeman Business, the Sarah Michaels Business, the Inventory and all of the Assets transferred hereunder are being delivered to Purchaser on an "AS IS, WHERE IS" basis. Purchaser acknowledges that the Sellers are not making any representation or warranty to Purchaser as to the condition of the Sarah Michaels Business or the Freeman Business, and that the Purchase Price adequately compensates the Purchaser for assuming the risks associated with those businesses. Purchaser acknowledges that neither Dial nor Holdco has made and shall not be deemed to have made to Purchaser any representation or warranty other than those expressly made by Sellers in Article II of this Agreement. Except as otherwise expressly provided herein, Purchaser acknowledges that, in any event, Sellers make no representation or warranty to Purchaser as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the tangible assets being transferred hereunder, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in Section 2-312 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other applicable jurisdiction or in any statute applicable to real property).

     3.06 Operation of Business. The Purchaser currently intends to operate and grow the Sarah Michaels Business and the Freeman Business. The Purchaser shall use best efforts to ship all customer orders received for the Sarah Michaels Business and the Freeman Business during the 2001 holiday season.

                                   ARTICLE IV
                              COVENANTS OF SELLERS

     Sellers hereby covenant and agree with Purchaser as follows:

     4.01 Cooperation by Sellers. From the date hereof and prior to the Closing, the Sellers shall use commercially reasonable efforts to secure all necessary governmental or third party consents, approvals, authorizations, exemptions and waivers as shall be required in order to enable the Sellers to effect the transactions contemplated hereby, and shall use commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

     4.02 Accounts Payable and Liabilities. Dial shall be responsible for and pay all of the Indebtedness for Borrowed Money, Accounts Payable (other than the SMI Payable), Expenses and Liabilities retained by Sellers pursuant to 1.03(d) hereof as the same shall become due.

     4.03 Purchaser's Accounts Receivable. In the event that Post-Closing the Sellers shall receive any payments with respect to any account receivable of the Purchaser, the Sellers shall promptly remit all such payments to the Purchaser with an accounting of the amount thereof collected from each customer.

     4.04 Transition Services. For the period from the Closing Date through January 31, 2002, Dial shall provide the Purchaser with such sales (excluding all brokerage commissions) and marketing, manufacturing services, logistics, administration and finance services for the Sarah Michaels Business and the Freeman Business as the Sellers perform at their Scottsdale, Arizona facility and as the Purchaser shall reasonably request, with all such services being performed under the direction of the Purchaser. In exchange for the full range of such services, the Purchaser shall pay Dial a monthly fee of $200,000, excluding all brokerage commissions, from the Closing Date through January 31, 2002. If the Purchaser wishes to utilize a lesser level of services, the parties shall negotiate in good faith about the price of such lesser level of services. In addition to such monthly fee, for such period, the Purchaser shall pay Dial on a monthly basis a pro rata portion of the rent for Dial's Allentown facility as specified in the Allentown Lease, as adjusted for the amount and type of the square footage at the Allentown facility used by the Purchaser. Prior to the Closing, the Sellers shall cause each of the Dedham Lease and the Holbrook Lease to be assigned by the Subsidiary to Dial. From the Closing Date through March 31, 2002, Purchaser shall sublease each of Dial's Dedham facility and Dial's Holbrook facility and pay Dial on a monthly basis the rent for such facilities as specified in the Dedham Lease and the Holbrook Lease, respectively, plus 50% of the amount required by the respective landlords to maintain such leases through March 2002 (Purchaser's half is currently estimated to be approximately $19,643 a month through March 31, 2002); provided, however, that the sublease of the Holbrook facility shall be cancelable prior to March 31, 2002 upon 30 days' prior written notice. Purchaser's occupancy of the Allentown facility, the Dedham facility and the Holbrook facility shall be governed by the terms and conditions of the Allentown Lease, the Dedham Lease and the Holbrook Lease, respectively.

     4.05 Transferred Massachusetts Employees and Retained Employees. The Sellers and their affiliates shall bear and be responsible for all Expenses and Liabilities with respect to (i) the Retained Employees (as defined in Section 5.02) and their dependents, whenever arising, including, without limitation, severance pay and benefits, and (ii) the Transferred Massachusetts Employees and their dependents arising prior to the Closing Date, including, with respect to each of clauses (i) and (ii), without limitation, all Expenses and Liabilities under ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Code, the Occupational Safety and Health Act, the Equal Pay Act, the Workers Adjustment and Retraining Notification Act, or any other state, municipal or federal wage-hour, workers compensation, discrimination, health care continuation, employment, Tax, benefit or labor law, statute, regulation, or rule or law. For purposes of this Section 4.05, a claim with respect to medical, health or other similar benefits shall be deemed to arise upon the incurrence of a qualified expense for which reimbursement or payment is sought. As to any Transferred Massachusetts Employee who elects COBRA continuation coverage under any applicable employee benefit plan of the Sellers, the Sellers shall bear the full cost of such COBRA continuation coverage in respect of the period beginning on the Closing Date and ending on the 30th day following the Closing Date.

     4.06 International Inventory. After Closing, the Sellers shall, at the Purchaser's cost (and paid for in advance by Purchaser), transfer the International Inventory F.O.B. the facilities where such International Inventory is located to the locations designated by the Purchaser in a written notice delivered to the Sellers within ninety (90) days after the Closing Date (except, in the case of International Inventory located in Puerto Rico, within thirty
(30) days after the Closing Date). Sellers shall charge Purchaser a storage fee for the period of time after ninety (90) days after the Closing Date (or, in the case of International Inventory located in Puerto Rico, within thirty (30) days after the Closing Date) that any International Inventory remains at the facilities where it is currently located due to Purchaser's failure to pay for the transfer costs in advance or to designate a location where such International Inventory is to be shipped.

     4.07 Intellectual Property Transfers. The Sellers shall prepare, file and record such agreements or other transfer documentation required to transfer the Sarah Michaels Intellectual Property to Dial pursuant to the Reorganization. The Sellers shall also prepare, but the Purchaser shall be responsible for filing and recording, all necessary transfer documentation required to transfer the Sarah Michaels Intellectual Property and the Freeman Intellectual Property to the Purchaser.

     4.08 Removal of Encumbrances. Sellers shall use commercially reasonable efforts to have all Encumbrances removed from the Assets promptly after Closing. Sellers shall indemnify the Purchaser under Article X hereof for any Expenses and Liabilities arising from Sellers' failure to have such Encumbrances removed.


                                    ARTICLE V
                             COVENANTS OF PURCHASER

     Purchaser hereby covenants and agrees with Sellers as follows:

     5.01 Cooperation by Purchaser. From the date hereof and prior to the Closing, the Purchaser shall use commercially reasonable efforts to secure all necessary governmental consents, approvals, authorizations, exemptions and waivers as shall be required in order to enable the Purchaser to effect the transactions contemplated hereby, and will use commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

     5.02 Certain Employees. The Purchaser hereby acknowledges and agrees that, prior to the Closing, the Sellers shall at their expense take all actions necessary such that the only employees of the Company and/or the Subsidiary are the Transferred Massachusetts Employees. All employees other than the Transferred Massachusetts Employees shall be referred to herein as "Retained Employees".

     5.03 Accounts Receivable. In the event that Post-Closing, the Purchaser, the Subsidiary or the Company shall receive any payment with respect to an Account Receivable, the party receiving such payment shall promptly remit any such payment to Dial, together with an accounting of the amount thereof collected from each customer.

     5.04 Continuation of the Subsidiary's Partnership Status. The Purchaser agrees that, for the period from the Closing through and including December 31, 2001, it will not cause or permit the Subsidiary to liquidate, dissolve or become a limited liability company with less than two members and will not cause or permit the Subsidiary to elect to be taxed other than as a partnership; it being understood that this Agreement shall not restrict in any way, after the Closing, transfers of interests in the Subsidiary or entities owning interests in the Subsidiary, including transfers which result in a deemed termination of the Subsidiary under Section 708(b)(1)(B) of the Code, as long as the Subsidiary thereafter remains an entity with at least two members.

     5.05 License. Effective at Closing, the Purchaser hereby grants to Dial and its subsidiaries an irrevocable, non-assignable, non-sublicensable (except as necessary to manufacture, market, sell or distribute the Amenities Products (as defined herein)), non-transferable, fully paid-up, world-wide, exclusive license in and to the Freeman Intellectual Property and the Sarah Michaels Intellectual Property in connection with the manufacture, marketing, sale and distribution of bath and body, fragrance, aromatherapy, gift and other amenities products (including, without limitation, soaps, body washes, shampoos and conditioners) by or on behalf of Dial and its subsidiaries to motels, hotels and other similar lodging customers ("Amenities Products") for a period not to exceed eighteen months, but only for so long as Dial ensures that the quality of such Amenities Products which bear any of the registrations or applications for trademarks or service marks listed on Schedule 2.08(a) or Schedule 2.16(a) are maintained at a level of quality no less than the level at which Dial has maintained such Amenities Products up until the date of this Agreement. The license shall be renewable, at Dial's sole discretion, for one additional 18-month term, provided that Dial pays Purchaser a royalty of 1% of the gross sales of the Amenities Products over such period, such royalty to be paid in arrears on a quarterly basis.

     5.06 Books and Records; Personnel. For a period of seven years from the Closing Date:

         (a) The Purchaser shall not dispose of or destroy any of the books and records of the Company, the Subsidiary or the Freeman Business relating to pre-Closing periods ("Books and Records") without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least 30 days prior to the proposed date of such disposition or destruction.

         (b) Upon reasonable notice, the Purchaser shall allow the Sellers and their agents access to all Books and Records during normal working hours at the Purchaser's principal place of business or at any location where any Books and Records are stored, and the Sellers shall have the right, at their own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Purchaser's business.

         (c) The Purchaser shall make available to the Sellers upon written request (i) copies of any Books and Records, (ii) the Purchaser's personnel to assist the Sellers in locating and obtaining any Books and Records, and (iii) any of the Purchaser's personnel whose assistance or participation is reasonably required by the Sellers or any of their affiliates in anticipation of, or preparation for, existing or future Litigation, Tax Returns or other matters in which the Sellers or any of their affiliates are involved. The Sellers shall reimburse the Purchaser for the reasonable out-of-pocket expenses incurred by the Purchaser in performing the covenants contained in this Section 5.06(c).

         (d) The foregoing provisions of this Section 5.06 shall be in addition to the obligations of the Purchaser under Articles IX and X.

         (e) Notwithstanding anything herein, the Sellers shall be permitted to retain original Books and Records to the extent they relate to the Accounts Payable, Accounts Receivable or Indebtedness for Borrowed Money; provided, however, that the Sellers shall provide reasonable access to such Books and Records during normal working hours at Dial's principal place of business or at any location where any such Books and Records are stored, and the Purchaser shall have the right, at its own expense, to make copies of any such Books and Records, provided that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Sellers' business.

     5.07 Retention of Transferred Massachusetts Employees. (a) As of the Closing, all Transferred Massachusetts Employees shall cease active participation in the employee benefit plans, programs and arrangements sponsored or maintained by the Sellers or any of their affiliates (other than the Sarah Michaels LLC Capital Accumulation Plan) and shall commence active participation in the employee benefit plans, programs and arrangements, if any, sponsored and maintained by Purchaser or its affiliates (including the Company and the Subsidiary).

         (b) The Purchaser and its affiliates (including the Company and the Subsidiary) shall bear and be responsible for all Expenses and Liabilities (i) arising from or pertaining to a breach of Purchaser's obligations under this
Section 5.07, (ii) arising from or pertaining to the Company's employment of the Transferred Massachusetts Employees on or after the Closing Date or (iii) arising from or pertaining to any termination of a Transferred Massachusetts Employee following the Closing, including, with respect to each of clauses (i),
(ii) and (iii), without limitation, all Expenses and Liabilities under ERISA, COBRA, the Code, the Occupational Safety and Health Act, the Equal Pay Act, the Workers Adjustment and Retraining Notification Act, or any other state, municipal or federal wage-hour, workers compensation, discrimination, health care continuation, employment, Tax, benefit or labor law, statute, regulation, or rule or law. For purposes of this Section 5.07(b), a claim with respect to medical, health or other similar benefits shall be deemed to arise upon the incurrence of a qualified expense for which reimbursement or payment is sought.

         (c) Except for Transferred Massachusetts Employees terminated for cause by the Purchaser, the Company or the Subsidiary after the Closing, for the period beginning on the Closing Date and ending on the date that is sixty (60) days following the Closing Date, the Purchaser shall cause the Company or the Subsidiary to continue to employ each Transferred Massachusetts Employee who wants to continue to be so employed after the Closing at the same salary or wages and on substantially comparable terms and conditions, with comparable benefits of equivalent value, as those in effect immediately prior to the Closing (excluding any pension plan or retiree medical benefits). For purposes of any employee benefit plan, program or arrangement of the Purchaser or any of its affiliates (including the Company and the Subsidiary) in which Transferred Massachusetts Employees participate following the Closing, the Purchaser shall, and shall cause its affiliates to, grant all Transferred Massachusetts Employees credit for all service with Sellers and their affiliates (including the Company and the Subsidiary) and their respective predecessors prior to the Closing Date for all purposes (other than for purposes of determining benefit accruals under any defined benefit plan) for which such service was recognized by Sellers and their affiliates and the Purchaser shall, and shall cause its affiliates to, waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by a Transferred Massachusetts Employee or a covered dependent of a Transferred Massachusetts Employee shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions. Purchaser shall credit each Transferred Massachusetts Employee with the amount of vacation accrued by such Transferred Massachusetts Employee prior to the Closing; provided, however, that promptly after the Closing Date, Sellers shall pay to Purchaser the aggregate value of the accrued vacation for all such Transferred Massachusetts Employees as set forth on Schedule

5.07(c), and provided further that Sellers shall retain all deferred compensation obligations (excluding the deferred compensation obligations arising from the Sarah Michaels LLC Capital Accumulation Plan) to the extent that they relate to services provided before the Closing.

     5.08 Restrictions on Post-Closing Transfer of Assets. From the Closing and for a period of three years following the Closing, neither the Purchaser nor any of its affiliates shall contribute or otherwise transfer all or any portion of the Inventory or the Assets to the Company, the Subsidiary or any subsidiary of either of them. From the Closing and for a period ending on the first anniversary of the Closing, neither the Purchaser nor any of its affiliates shall (i) liquidate the Company or transfer any assets from the Company to the Purchaser or any affiliate of the Purchaser, provided that the Company may transfer assets to a wholly-owned subsidiary, (ii) transfer substantially all of the assets of the Company or the Subsidiary or (iii) cause any of the current employees of the Company or the Subsidiary ("Current Employees") to be employed by the Purchaser or any of the affiliates of Purchaser (other than the Company or the Subsidiary) in a manner that will cause less than substantially all of the Current Employees to continue to be employed by the Company or the Subsidiary.

     5.09 Transition Services. The Purchaser shall comply with Section 4.04 above.

     5.10 Representations of Sellers Modified by Purchaser's Knowledge. Purchaser hereby agrees that to the extent any representation or warranty of Dial or Holdco made herein or in any document delivered pursuant to this Agreement is, to the knowledge of Purchaser acquired prior to the date hereof, untrue or incorrect, (i) Purchaser shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by Dial or Holdco shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Purchaser.

     5.11 Liabilities. The Purchaser shall be responsible for and pay all of the Expenses and Liabilities assumed by the Purchaser pursuant to Section 1.03(d) hereof as the same shall become due.

     5.12 Holiday Orders. The Purchaser shall use best efforts to ship all customer orders received for the Sarah Michaels Business and the Freeman Business during the 2001 holiday season.


                                   ARTICLE VI
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

     6.01 No Prohibition. No statute, rule or regulation or temporary restraining order, preliminary or permanent injunction or other Order of any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prohibits Purchaser from consummating the transactions contemplated hereby.

     6.02 Consents. All material consents, approvals, authorizations, exemptions and waivers from Governmental Entities that shall be required in order to enable Purchaser to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

     6.03 Stock Certificates and Evidence of Ownership of Subsidiary Units. Purchaser shall have received stock certificates representing all of the Company Shares, duly endorsed in blank or accompanied by stock powers executed in blank, in proper form for transfer. Purchaser shall have received from Sellers evidence of ownership of all of the Subsidiary Units.

     6.04 Reorganization. The Reorganization contemplated by this Agreement shall occur simultaneously with or before the Closing.

     6.05 Resignations. Dial shall have received and delivered to the Purchaser the resignations of the directors and officers of the Company and the Subsidiary or written evidence that such persons have been removed from such offices in a lawful manner.

     6.06 Purchase Orders. Dial shall have delivered evidence reasonably acceptable to the Purchaser that at least $16.5 million ($16,500,000) of pending customer purchase orders for the Sarah Michaels Business and the Freeman Business are outstanding as of the Closing Date.

                                   ARTICLE VII
                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

     The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

     7.01 No Prohibition. No statute, rule or regulation or temporary restraining order, preliminary or permanent injunction or other Order of any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prohibits Dial or Holdco from consummating the transactions contemplated hereby.

     7.02 Consents. All material consents, approvals, authorizations, exemptions and waivers from Governmental Entities that shall be required in order to enable Sellers to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

     7.03 Purchase Price. Purchaser shall have paid $8.0 million ($8,000,000) of the Purchase Price to Sellers in immediately available funds in accordance with
Article I of this Agreement and shall have delivered the executed December Note, the executed January Note and related security agreement to Dial.

     7.04 Delivery of Power of Attorney for Tax Contests. The Purchaser shall have provided to the Sellers all powers of attorney and any other documentation required to be provided prior to Closing pursuant to Section 9.05(b).


                                  ARTICLE VIII
                                   TERMINATION

     8.01 Termination. This Agreement may be terminated prior to the Closing:

         (a) by mutual consent of the Sellers, on the one hand, and the Purchaser on the other; or

         (b) by either the Purchaser on the one hand, or the Sellers on the other:

               (i) if a Governmental Entity shall have issued an Order or taken any other action (which Order the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable; or

               (ii) if the Closing shall not have occurred before August 31, 2001; provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     Notwithstanding anything in the foregoing to the contrary, neither party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party hereto.

     8.02 Effect on Obligations. Termination of this Agreement pursuant to this
Article VIII shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other parties hereunder, except that Sections 11.09, 11.10, 11.11, 11.12, 11.13, this Section 8.02 and the Confidentiality Agreement shall remain in effect, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination.



                                   ARTICLE IX

                                   TAX MATTERS

     9.01 Sellers' Responsibility for Taxes.

         (a) The Sellers shall be responsible for and indemnify and hold harmless Purchaser, the Company, and the Subsidiary (after the Closing Date) from (i) any liability that exists after the Closing Date for Taxes of the Company including, without limitation, any Taxes resulting from the Reorganization (other than Purchaser's Taxes) with respect to the Pre-Closing Period and (ii) any Taxes of Dial or Holdco or any member (other than the Company with respect to any period after Closing) of an affiliated group with which the Sellers file a consolidated or combined Tax Return with respect to any taxable period that ends on or before the Closing Date or includes the Closing Date by reason of the Company being severally liable for such Tax pursuant to Regulations Section 1.1502-6 or any analogous provision of state or local law.

         (b) The Sellers shall not be responsible for or indemnify for any Taxes of the Company arising out of or resulting from any transaction or event occurring after the Closing on the Closing Date that is not in the ordinary course of business, including, without limitation, any deemed sale of assets resulting from the making of any election or deemed election under Section 338 of the Code (or any analogous provisions of state or local Tax law) with respect to the Company or resulting from any breach of any obligation or covenant of Purchaser under this Agreement ("Purchaser's Taxes").

         (c) For purposes of this Agreement, the amount of Taxes payable for a portion of a period shall be the amount which would have been payable if that portion of a period constituted a separate taxable period (and a separate taxable period for the Subsidiary) beginning on the date such portion of a period began and ending on the date such portion of a period ended.

     9.02 Refunds and Tax Benefits.

         (a) Any refunds of Taxes in respect of periods and Taxes for which the Sellers are responsible pursuant to Section 9.01 shall be for the account of the Sellers and if received by (or credited for the benefit of) Purchaser or the Company shall be promptly paid over to the Sellers (together with any interest paid or credited with respect thereto), net of any Tax cost to the Purchaser or the Company of the receipt of such refund.

         (b) Allocation of Benefits. If any adjustments shall be made to any Tax Returns relating to the Company, Holdco, Dial or the Subsidiary for the Pre-Closing Period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or as required by an intervening change of law, and if such adjustment results in any tax detriment to the Sellers or any affiliate of the Sellers (including the Company) with respect to such period and any tax benefit to the Company, the Purchaser or any affiliate of the Purchaser for any taxable period (or portion thereof) beginning after the Closing Date, the Sellers shall be entitled to the benefit of such Tax benefit, and the Purchaser shall pay to the Sellers the amount of such Tax benefit at such time or times as and to the extent that the Purchaser or any affiliate of the Purchaser (including the Company) realizes such benefit through a refund of tax or reduction in the amount of taxes which the Purchaser or any affiliate of the Purchaser (including the Company) would otherwise have had to pay if such adjustment had not been made; provided, however, that no payment by the Purchaser to the Sellers shall exceed the amount of tax detriment suffered by the Sellers or the affiliate, as the case may be.

     If any adjustments shall be made to any Tax Returns relating to the Company, the Purchaser, or any affiliate of the Purchaser for any taxable period (or portion thereof) beginning after the Closing Date as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or as required by an intervening change of law, and if such adjustment results in any tax detriment to the Purchaser or any affiliate of the Purchaser (including the Company and the Subsidiary) with respect to such period and any tax benefit to the Company, Holdco, Dial or any affiliate of the Sellers for the Pre-Closing Period, the Purchaser shall be entitled to the benefit of such tax benefit, and Dial shall pay to the Purchaser the amount of such tax benefit at such time or times as and to the extent that the Sellers or any affiliate of the Sellers (including the Company) realize such benefit through a refund of Tax or reduction in the amount of Taxes which the Sellers or any affiliate of the Sellers (including the Company) would otherwise have had to pay if such adjustment had not been made; provided, however, that no payment by the Sellers to the Purchaser shall exceed the amount of tax detriment suffered by the Purchaser or the affiliate, as the case may be.

     The term "tax detriment" shall include, but not be limited to, any payment of Taxes, the utilization of any net operating loss or capital loss or the utilization of any tax credits or other tax attributes, any decrease in the basis of an asset, and the reduction, termination or expiration of net operating loss or capital loss.

     The term "affiliate" for purposes of this Section 9.02(b) shall include, but not be limited to, any partner in a partnership, any shareholder of a corporation and any member of a limited liability company.

     9.03 Preparation of Tax Returns.


         (a) The Sellers shall cause the Company to join, for any period ending on or before the Closing Date for which the Company is required or eligible to do so, in all consolidated combined or unitary Tax Returns of the Sellers' filing group. The Sellers shall prepare and timely file all such Tax Returns and shall timely pay all Taxes with respect to such Tax Returns.

         (b) The Sellers shall prepare (or caused to be prepared) and the Purchaser shall timely file (or cause to be timely filed) any Tax Return relating to the Company or the Subsidiary for any period ending on or before the Closing Date that is required to be filed after the Closing Date other than those required to be filed by Dial or Holdco pursuant to the preceding sentence. Purchaser shall not be responsible to pay any Taxes with respect to such Tax Return. Instead, the Sellers shall pay to the Purchaser two days prior to the filing of such Tax Return the amount due on such Tax Return, and Purchaser shall timely pay such amount to the Governmental Entity imposing the Tax.

         (c) The Purchaser shall prepare and file any Tax Return relating to the Company or the Subsidiary for any period that begins before and ends after the Closing Date (a "Straddle Return"). The Purchaser shall provide a copy of each Straddle Return and any supporting schedules to Sellers at least 30 days before the date such Return is to be filed by the Purchaser for Dial's and Holdco's review and approval. The Purchaser shall pay all Taxes with respect to such Tax Return, except that Sellers shall pay to the Purchaser two days prior to the filing of a Straddle Return the amount due on such Straddle Return that is properly allocable to the Sellers (in accordance with the principle of Section 9.01(c)).

         (d) All returns and schedules prepared pursuant to this Section 9.03 shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law.

         (e) The Purchaser shall not file any amended Tax Returns with respect to the Company or the Subsidiary for any periods or portions of periods ending prior to the Closing Date without Sellers' consent, and the Purchaser shall not make any election or deemed election under Section 338 of the Code (or any analogous provision of state or local tax law).

     9.04 Cooperation and Exchange of Information. The Sellers, on the one hand, and the Purchaser, on the other will provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes or (iii) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information obtained under this Section 9.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

     9.05 Contests.

         (a) After the Closing Date, the Purchaser shall promptly notify the Sellers in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, the Company or the Subsidiary which may affect the Tax Liability of the Sellers or any affiliate of the Sellers (including the Company). Such notice shall contain factual information (to the extent known to the Purchaser, the Company or the Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. The Purchaser's failure to give notice to the Sellers as provided hereunder shall not affect the Sellers' liabilities under this section except to the extent the Sellers are prejudiced thereby.

         (b) The Sellers may elect to direct, through counsel of their own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding to the extent involving any asserted liability arising with respect to the Pre-Closing Period (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If the Sellers elect to direct a Contest, they shall, within 30 calendar days of receipt of the notice of asserted Tax liability pursuant to paragraph (a) of this Section 9.05, notify the Purchaser of their intent to do so, and the Purchaser shall cooperate and shall cause the Company and the Subsidiary to cooperate, at the expense of the Sellers, in each phase of such Contest. In any event, prior to Closing, the Purchaser and the Sellers shall take all steps to empower and cause the Company and the Subsidiary to promptly empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Sellers as the Sellers may designate to represent the Company and the Subsidiary for any audit, claim for refund and administrative or judicial proceeding for the years 1997, 1998, 1999 and 2000. If the Sellers elect not to direct the Contest or fail to notify the Purchaser of their election as herein provided, the Purchaser, the Company and/or the Subsidiary may pay, compromise or Contest, at the Seller's expense, such asserted Tax liability. However, in each such case, none of the Purchaser, the Company, or the Subsidiary may settle or compromise any asserted Tax liability without the express written consent of the Sellers; provided, however, that such consent to settlement or compromise shall not be unreasonably withheld; and provided, further, that any settlement or compromise in violation of the preceding sentence shall release the Sellers of their obligation pay such Taxes pursuant to Section 9.01 hereof. In any event, the Sellers may participate, at their own expense, in the Contest. If the Sellers choose to direct the Contest, the Purchaser shall promptly empower and shall cause the Company and the Subsidiary to promptly empower (by power of attorney and such other documentation as may be necessary and appropriate) such representatives of the Sellers as it may designate to represent the Purchaser or the Company and the Subsidiary in the Contest. If any Contest that is directed by the Sellers includes an issue the resolution of which would have a Material Adverse Effect on the Company or the Subsidiary in a period or portion thereof ending after the Closing Date the Sellers shall consult with the Purchaser and consider in good faith all comments made with respect thereto.

         (c) Purchaser shall have the sole right to control any Contest arising with respect to a period (or portion of a period) beginning after the Closing Date, provided however, that if a potential adjustment resulting from such Contest would give rise to a tax liability to the Sellers or any affiliate of the Sellers with respect to the Pre-Closing Period, the Sellers shall have the right to participate in such Contest. Additionally, in each such case, neither the Purchaser nor the Company may settle or compromise any asserted Tax liability without the express written consent of the Sellers; provided, however, that such consent to settlement or compromise shall not be unreasonably withheld.

     9.06 NOL Reattribution. Dial and the Company shall make timely and irrevocable elections under Treasury Regulation Section 1.1502-20(g)(1) of the Code to reattribute to Dial net operating loss carryovers and net capital loss carryovers attributable to the Company, and, if permissible, shall make all similar elections under any applicable state or local Tax laws. The Company does not warrant that the Purchaser will receive any NOLs following the transactions contemplated by this Agreement and shall not indemnify the Purchaser for any failure to receive any NOLs under any circumstances.

     9.07 Tax Sharing Agreements. Any Tax sharing Agreement to which the Company is a party shall be terminated as to the Company as of the Closing Date, and neither the Sellers nor the Company shall have any further obligations thereunder.

     9.08 Allocation of Purchase Price. The Purchase Price and other relevant items shall be allocated among and within the Company Shares, the Subsidiary Units, the Inventory and the Assets in accordance with Schedule 1.02. The Sellers, on the one hand, and the Purchaser, on the other hand, agree to, and to cause their affiliates (including the Company) to, (i) report the sale and purchase of the Company Shares, the Subsidiary Units, the Inventory and the Assets for all federal, state, local and foreign Tax purposes, including the filing of IRS Form 8594 (or any substitute thereof), in a manner consistent with such allocation and (ii) take no position inconsistent with such allocation.

     9.09 Miscellaneous.

         (a) Except as otherwise required by law, the parties agree to treat all payments made under this Article IX (other than pursuant to Section 9.05), under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for Tax purposes.

         (b) Except as expressly provided otherwise, this Article IX shall be the sole provision governing reimbursement and indemnification of Taxes.

         (c) For purposes of this Article IX, all references to Purchaser, Dial, the Company, Holdco or the Subsidiary include the successors and assigns of each.

     9.10 Conveyance Taxes. The Sellers shall assume and be responsible for all sales, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes incurred as a result of the sale of the Company Shares, the Subsidiary Units, the Inventory and the Assets contemplated hereby.


                                    ARTICLE X
                           INDEMNIFICATION OBLIGATIONS

     10.01 Indemnification by Purchaser and the Company. Except for Taxes, where
Article IX shall be the sole provision governing reimbursement and indemnification between the parties, from and after the Closing Date, the Purchaser and the Company shall indemnify, defend and hold harmless the Sellers and their shareholders, subsidiaries, affiliates, officers, directors, successors, successors-in-interest and assigns from and against any and all Liabilities and Expenses arising from, in connection with, or incident to: (i) any breach of the representations or warranties made by Purchaser in this Agreement or any document delivered by Purchaser pursuant to this Agreement,
(ii) non-compliance with or breach by Purchaser of any of the covenants or agreements of Purchaser contained in the Agreement or any document delivered by Purchaser pursuant to this Agreement to be performed by Purchaser or the Company (after the Closing Date) and (iii) non-payment on the December Note or the January Note when due or any Expenses, Liabilities or obligations assumed by the Purchaser pursuant to Section 1.03(d) hereof or otherwise assumed explicitly by the Purchaser pursuant to this Agreement.

     10.02 Indemnification by Sellers. Except for Taxes, where Article IX shall be the sole provision governing reimbursement and indemnification between the parties, from and after the Closing Date, the Sellers shall, subject to the limitations herein, indemnify, defend and hold harmless Purchaser and the Company (after the Closing Date), without duplication, and their respective shareholders, subsidiaries, affiliates, officers, directors, successors, successors-in-interest and assigns from and against any and all Liabilities and Expenses or arising from, in connection with, or incident to: (i) a breach of any of the representations or warranties made by either of Sellers in this Agreement or any document delivered by either of Sellers pursuant to this Agreement, (ii) any non-compliance with or breach by either of Sellers of any of the covenants or agreements of either Seller contained in this Agreement or any document delivered by either Seller pursuant to this Agreement to be performed by either of Sellers or the Company (prior to the Closing Date) including, without limitation, Seller's obligations pursuant to Section 1.04 and (iii) non-payment of any Liabilities (including the Accounts Payable (other than the SMI Payable) and the Indebtedness for Borrowed Money), Expenses or obligations retained or assumed by the Sellers pursuant to Section 1.03(d) hereof or Section
4.08 hereof or otherwise assumed explicitly by the Sellers pursuant to this Agreement.

            10.03 Limitations.

     (a) The Sellers shall be liable for indemnification payments under Sections 10.02(i) and (iii) only in the event, and only to the extent, that the aggregate amount of such Liabilities and Expenses described in Sections 10.02(i) and (iii) exceeds $500,000 (the "Basket"); and the aggregate liability of the Sellers hereunder for such Liabilities and Expenses shall in no event exceed the Purchase Price (to the extent delivered to the Sellers) (the "Cap").

     (b) Notwithstanding anything to the contrary in this Article X, in no event shall Sellers or Purchaser be liable to any Indemnified Party (as defined in Section 10.04(a) below) for any consequential, lost profits, punitive, special or indirect damages suffered by any

Indemnified Party under any provision of this Agreement or document delivered pursuant to this Agreement, even if advised of the possibility of such damages.

         (c) Except to the extent any Liabilities and Expenses are incurred by an Indemnified Party resulting from any fraudulent or intentional misrepresentation by the Purchaser or the Sellers, the sole and exclusive monetary remedy of any Indemnified Party with respect to any and all claims arising from, in connection with, or incident to this Agreement shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each Indemnified Party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other party arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

     10.04 Claims.

         (a) Notice of Claim. Once the party seeking indemnification (the "Indemnified Party") becomes aware of a claim or facts or circumstances which would reasonably be expected to give rise to a claim (a "Claim"), such Indemnified Party shall give written notice of such Claim or such facts or circumstances to the party from which indemnification is sought (the "Indemnifying Party") within ten (10) days or within such shorter period of time so as not to prejudice the Indemnifying Party (the "Notice of Claim"). Each Notice of Claim shall specify in reasonable detail the basis of the Claim, including, but not limited to, the amount of the Liability and Expense due or allegedly due, the due date, if applicable, and the payee. The failure of the Indemnified Party to timely give a Notice of Claim or to give any Notice of Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder; provided, however, that, in such instance, the Indemnifying Party shall not be responsible for any Expenses or other Liabilities to the extent that they result from such failure to timely remit a Claim to the Indemnifying Party.

         (b) Non-Third Party Claims. Subject to the provisions of Section 10.03, the Indemnifying Party shall reimburse the Indemnified Party for Liabilities and Expenses incurred by the Indemnified Party within thirty (30) days after the Indemnified Party delivers written notice to the Indemnifying Party of the Indemnified Party's claim for indemnification stating in reasonable detail the basis therefore, unless within such thirty (30) days the Indemnifying Party disputes such claim and so advises the Indemnified Party by written notice.

         (c) Defense of Claims. In case any action is brought against any Indemnified Party, and such Indemnified Party seeks or intends to seek indemnity from an Indemnifying Party, the Indemnifying Party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, the Indemnifying Party will not be liable to such Indemnified Party under this Article X for any Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action, in each of which cases the fees and Expenses of counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any such action (except under circumstances involving no payment by or injunction or other adverse monetary consequences against the Indemnified Party and where the person bringing such action provides a general release in favor of the Indemnified Party) without the consent of the Indemnified Party, which shall not be unreasonably withheld.


                                   ARTICLE XI
                                  MISCELLANEOUS

     11.01 Survival. With the exception of representations relating to title of Assets, Taxes and common law fraud which shall survive for the applicable statute of limitations, the representations and warranties made in this Agreement or in any agreement, certificate or other document executed in connection herewith shall terminate on July 1, 2002, provided that to the extent that a Notice of Claim has been filed prior to July 1, 2002, the items covered by the Notice of Claim will survive until they are fully resolved. The covenants and agreements contained herein to be performed or complied with prior to the Closing shall not survive the Closing. The covenants and agreements contained herein to be performed or complied with, at or after the Closing shall survive the Closing until the expiration of the applicable statute of limitations.

     11.02 Entire Agreement. This Agreement (including the Disclosure Schedules and all Exhibits hereto), and the Confidentiality Agreement (as defined in
Section 11.13 below) constitute the sole understanding of the parties with respect to the subject matter hereof. The disclosure of any matter in any of the Disclosure Schedules shall be deemed to be a disclosure for all purposes as to which such disclosure is reasonably apparent. Any such disclosure shall expressly not be deemed to constitute an admission by either of Sellers to Purchaser or to otherwise imply that any such matter is material for purposes of this Agreement.

     11.03 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by the Purchaser without the prior written consent of the Sellers, except that the Purchaser may, at its election, (i) assign the rights of the Purchaser under this Agreement to a direct or indirect wholly-owned subsidiary so long as (a) the representations and warranties of the Purchaser made herein are equally true of such assignee and (b) such assignment does not have any adverse consequences to the Sellers and (ii) assign the rights of the Purchaser under this Agreement as collateral to secure its obligations to GB Retail Funding, L.L.C. and Gordon Brothers Retail Partners, L.L.C., but no such assignment under clause (i) or (ii) of this Agreement or any of the rights or obligations hereunder shall relieve the Purchaser of any of its obligations under this Agreement. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as the "Purchaser," and agreeing to be jointly and severally liable with the assignor for all of the obligations of the assignor hereunder.

     11.04 Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.05 Headings. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     11.06 Amendment. This Agreement may be amended by the parties hereto at any time by an instrument in writing signed by or on behalf of each of the parties hereto.

     11.07 Waivers. The waiver by either party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver must be in writing and signed each of the parties hereto.

     11.08 Expenses. Sellers shall pay all costs and Expenses incurred by Sellers or the Company (prior to the Closing) or on their behalf (prior to the Closing in the case of the Company) in connection with this Agreement and the transactions contemplated hereby (including, without limiting the generality of the foregoing, fees and Expenses of its financial consultants, accountants and counsel). Purchaser shall pay all costs and Expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby

(including, without limiting the generality of the foregoing, fees and Expenses of its financial consultants, if any, accountants and counsel).

            11.09 Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid:

            If to the Sellers, to:

                  The Dial Corporation
                  15501 North Dial Boulevard
                  Scottsdale, Arizona  85260-1619
                  Attn: Sr. Vice President and General Counsel
                  Fax: (480) 754-3789

            If to the Purchaser, to:

                  FASMA, LLC
                  7329 West Harrison Street
                  Forest Park, Illinois  60130
                  [                       ]

or at such other address for a party as shall be specified by like notice.

     11.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

     11.11 Alternative Dispute Resolution; Consent to Jurisdiction and Service of Process.


         (a) The parties hereto mutually consent to the resolution by arbitration of all claims and controversies (the "Controversies") arising out of this Agreement, all documents delivered pursuant to this Agreement (other than the December Note, the January Note and any related security agreement) and the transactions contemplated hereby and thereby, which either party may have against the other, except for claims for injunctive or other equitable relief, including, without limitation, claims for breach of the Confidentiality Agreement, as to which each party understands and agrees that other parties may seek and obtain relief from a court of competent jurisdiction.

         (b) The parties hereto mutually agree that except as provided in this Agreement, any arbitration shall be in accordance with the then-current rules of the American Arbitration Association ("AAA") and the procedures to be mutually agreed upon by the parties hereto, before three arbitrators, one of whom shall be appointed by Sellers, one of whom shall be appointed by Purchaser, and one of whom shall be selected by the first two Arbitrators (the "Arbitrators"). Unless otherwise agreed to in writing by the parties hereto, Persons eligible to be selected as arbitrators shall be limited to attorneys who have been in practice at least ten (10) years specializing in an area related to the subject of the Controversy, who have had both training and experience as arbitrators. The arbitration shall take place in the City of New York, New York.

         (c) The Arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the State of New York in deciding the issues to be heard. Notice of any motions before the Arbitrators shall be given to the Arbitrators. The Arbitrators, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, without limitation, any claim that all or any part of this Agreement is void or voidable. Any party may cause to be prepared at its expense a written transcription or electronic recordation of such arbitration. The award of the Arbitrators shall be supported by written findings of fact and conclusions of law. The arbitration shall be final and binding upon the parties.

         (d) With respect to each matter which is not subject to the mandatory arbitration provisions of this section, each of the parties hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal courts of the United States of America (located in the City of New York) or, if such federal courts do not have jurisdiction, to the courts of the State of New York (located in the City of New York) for any litigation arising out of or relating to this Agreement, the documents delivered pursuant to this Agreement (other than the December Note, the January Note and any related security agreement) and the transactions contemplated hereby and thereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to his, her or its respective address set forth in this Agreement shall be effective service of process for any litigation brought against him, her or it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement, the documents delivered pursuant to this Agreement (other than the December Note, the January Note and any related security agreement) and the transactions contemplated herein and therein in the federal courts of the United States of America or the State of New York, in each case, located in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

         (e) Each of the parties hereto irrevocably agrees and acknowledges that any judgment (whether issued by a court, arbitrator or other person) which one party may have against any other party, and all other monetary claims which one party may have against any other party, may be enforced in any jurisdiction in which the party subject to the monetary obligation has assets.

         (f) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, ACTION, SUIT OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     11.12 Public Announcements. Sellers and Purchaser will consult with each other before issuing any press release or otherwise making any public statement relating to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by law. Notwithstanding the foregoing, Purchaser acknowledges that Sellers (i) may issue one or more press releases announcing the execution of, or consummation of the transactions contemplated by, this Agreement and (ii) intend to disclose the terms of the transactions contemplated by this Agreement to securities analysts who cover Dial, who report on Dial, or both, and in filings to be made by Dial with the Securities and Exchange Commission, and Purchaser hereby consents to such disclosure.

     11.13 Confidentiality. Sellers and Purchaser have entered into a confidentiality agreement (the "Confidentiality Agreement") dated May 16, 2001. Notwithstanding any provision herein to the contrary, such Confidentiality Agreement shall survive the execution and delivery of this Agreement and the Closing.

     11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                    THE DIAL CORPORATION



                                    By:
                                       -----------------------------------------
                                       Name
                                       Title:




                                    SMILLC HOLDING CO., INC.



                                    By:
                                       -----------------------------------------
                                       Name
                                       Title:


                                   FASMA, LLC


                                    By:
                                       -----------------------------------------
                                       Name
                                       Title:

Schedules
---------
1.01(a)(i)              Contracts
1.01(a)(ii)             Excluded Assets
1.01(a)(iii)            Reorganization
1.01(a)(iv)             Sarah Michaels IP Assets
1.01(a)(v)              Sarah Michaels Intangibles
1.01(a)(vi)             Transferred Massachusetts Employees
1.02                    Purchase Price Allocation
1.03(d)                 Supplier Purchase Orders
1.06                    Credit Deductions
2.06                    Product Contribution
2.08(a), (b), (d)       Sarah Michaels Intellectual Property
2.10                    Litigation
2.11                    Compliance with Laws
2.12                    Taxes
2.16(a)-(d)             Freeman Intellectual Property
2.17                    Purchase Orders
5.07(c)                 Accrued Vacation


Exhibits
--------
1.04(b)                 Physical Inventory Count Procedures
1.07                    Customer Letter